EXHIBIT 99.1

Capstone Turbine Corporation Announces Third Quarter Fiscal 2012 Operating Results

Gross Margin Continues to Improve -- Record 8.5% for the Third Quarter

CHATSWORTH, Calif., Feb. 9, 2012 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its third quarter ended December 31, 2011 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2012.

Financial Summary

Revenue for the third quarter of Fiscal 2012 was $27.5 million, increased 13.8% from the third quarter of Fiscal 2011, and identical to the second quarter of Fiscal 2012 record of $27.5 million. Capstone shipped 136 units, or 23.5 megawatts, in the third quarter of Fiscal 2012, compared to 171 units, or 20.0 megawatts, in the same period last year. Average revenue per unit increased for the third quarter of Fiscal 2012 to $161,000 compared to $110,000 for the third quarter of Fiscal 2011.

Capstone's backlog as of the end of the third quarter of Fiscal 2012 was $115.1 million, an increase of $30.4 million from the same period last year and increased $1.4 million from the second quarter.

The gross margin for the third quarter of Fiscal 2012 was $2.3 million, or 8.5% of revenue, compared to $0.9 million, or 3.8% of revenue, during the third quarter of Fiscal 2011 and a gross margin of $1.7 million, or 6.1% of revenue in the previous quarter. The Company has now posted positive gross margins in five of the last six quarters.

Research and development expenses were $1.8 million for the third quarter of Fiscal 2012, increased $0.4 million from the third quarter of Fiscal 2011 with a decrease of $0.4 million from the prior quarter.

Selling, general and administrative expenses were $8.3 million for the third quarter of Fiscal 2012, increased $2.3 million from the third quarter of Fiscal 2011 and increased $1.7 million from the prior quarter primarily due to a non-cash bad debt reserve.

Capstone's net loss was $8.8 million, or $0.03 per share, for the third quarter of Fiscal 2012, compared to net loss of $8.1 million, or $0.03 loss per share, reported for the third quarter of Fiscal 2011. Capstone's loss from operations for the third quarter of Fiscal 2012 was $7.8 million, or 20.7% higher than the $6.5 million loss from operations for the third quarter of Fiscal 2011. This increase in the loss from operations was primarily the result of the non-cash bad debt reserve.

The adoption of Accounting Standards Codification 815 "Derivatives and Hedging" affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash charge of $0.8 million to change in fair value of warrant liability during the third quarter of Fiscal 2012. Capstone's net loss for the third quarter of Fiscal 2012 before considering the non-cash charge to the change in warrant liability would have been $8.0 million (calculated by deducting the $0.8 million change in warrant liability charge from the $8.8 million reported net loss), or $0.03 loss per share (calculated by deducting a $0.00 loss per share attributable to the change in warrant liability charge from the $0.03 loss per share reported). The Company recorded a non-cash charge of $1.2 million to change in fair value of warrant liability during the third quarter of Fiscal 2011. Capstone's net loss for the third quarter of Fiscal 2011 before considering the non-cash charge to the change in warrant liability would have been $6.9 million (calculated by deducting the $1.2 million change in warrant liability charge from the $8.1 million reported net loss), or $0.03 loss per share (calculated by deducting a $0.00 loss per share attributable to the change in warrant liability charge from the $0.03 loss per share reported). This increase in the net loss before considering the non-cash charge to the change in warrant liability was primarily the result of the non-cash bad debt reserve.

Cash and cash equivalents at the end of the third quarter of Fiscal 2012 were $22.9 million, an increase of $2.6 million from the second quarter. Of the cash generated, $8.4 million was the result of the inducement of warrant exercises during the quarter.

Conference Call

The Company will host a conference call today, Thursday, February 9, 2012 at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31, 2011	March 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 22,871	$ 33,456
Accounts receivable, net of allowance for doubtful accounts of $2,279 at December 31, 2011 and $212 at March 31, 2011	25,753	19,329
Inventories	25,227	19,267
Prepaid expenses and other current assets	2,069	2,369
Total current assets	75,920	74,421
Property, plant and equipment, net	5,007	5,939
Non-current portion of inventories	1,473	1,454
Intangible assets, net	2,976	3,574
Restricted cash	--	1,250
Other assets	476	381
Total	$ 85,852	$ 87,019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 24,034	$ 20,292
Accrued salaries and wages	1,669	1,555
Accrued warranty reserve	1,413	1,081
Deferred revenue	2,814	1,153
Revolving credit facility	12,911	7,080
Current portion of notes payable and capital lease obligations	543	214
Warrant liability	1,363	20,772
Total current liabilities	44,747	52,147
Long-term portion of notes payable and capital lease obligations	59	83
Other long-term liabilities	282	309
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	--	--
Common stock, $.001 par value; 415,000,000 shares authorized; 274,961,652 shares issued and 273,979,513 shares outstanding at December 31, 2011; 259,544,911 shares issued and 258,595,291 shares outstanding at March 31, 2011	275	260
Additional paid-in capital	764,736	747,962
Accumulated deficit	(723,098)	(712,648)
Treasury stock, at cost; 982,139 shares at December 31, 2011 and 949,620 shares at March 31, 2011	(1,149)	(1,094)
Total stockholders' equity	40,764	34,480
Total	$ 85,852	$ 87,019

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Revenue	$27,483	$24,159	$79,238	$59,133
Cost of goods sold	25,143	23,233	74,722	58,600
Gross margin	2,340	926	4,516	533
Operating expenses:
Research and development	1,823	1,424	6,230	4,986
Selling, general and administrative	8,311	5,959	21,535	19,006
Total operating expenses	10,134	7,383	27,765	23,992
Loss from operations	(7,794)	(6,457)	(23,249)	(23,459)
Other income (expense)	(4)	--	2	4
Interest income	--	1	1	3
Interest expense	(237)	(219)	(641)	(725)
Change in fair value of warrant liability	(783)	(1,194)	13,437	14,987
Loss before income taxes	(8,818)	(7,869)	(10,450)	(9,190)
Provision for income taxes	--	229	--	441
Net loss	$ (8,818)	$ (8,098)	$ (10,450)	$ (9,631)

Net loss per common share—basic and diluted	$ (0.03)	$ (0.03)	$ (0.04)	$ (0.04)

Weighted average shares used to calculate net loss per common share	266,044	245,780	261,658	244,517
CONTACT: Capstone Turbine Corp.
         Investor and investment media inquiries:
         ir@capstoneturbine.com
         818-407-3628